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                                                             EXHIBIT 12-25

                           THE DETROIT EDISON COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                             Six
                                                            Months               Year Ended December 31
                                                            Ended         ------------------------------------
                                                            6/30/00        1999            1998            1997
                                                            -------        ----            ----            ----
                                                                       (Millions, except for ratio)

Net income.............................................   $     188    $     434      $      418      $    417
                                                          ---------    ---------      ----------      --------

Taxes based on income:
   Income taxes........................................         101          211             260           288
   Municipal and state.................................           1            3               3             4
                                                          ---------    ---------      ----------      --------
     Total taxes based on income.......................         102          214             263           292
                                                          ---------    ---------      ----------      --------

Fixed charges:
   Interest expense....................................         139          284             278           282
   Allowance for funds used during
     construction......................................           -            4               -             -
   Interest factor of rents............................          17           34              34            34
                                                          ---------    ---------      ----------      --------
     Total fixed charges...............................         156          322             312           316
                                                          =========    =========      ==========      ========

Earnings before taxes based on income
   and fixed charges...................................   $     446    $     970      $      933      $  1,025
                                                          =========    =========      ==========      ========

Ratio of earnings to fixed charges                             2.86         3.01            3.18          3.24
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